OPTION AGREEMENT

THIS AGREEMENT is dated for reference January 12, 2011.

BETWEEN:

SUNDANCE GOLD LTD., of Suite 400, 455 Granville Street, Vancouver, B.C. Canada V6C 1T1
(herein referred to as the "Optionor")

OF THE FIRST PART

AND:

OF THE SECOND PART

Alaska Pacific Energy, of 2005 Costa Del Mar Road
Carlsbad California 92009
(herein referred to as "Optionee")

WHEREAS:

A. SUNDANCE GOLD (Tanzania) Limited ("SUN") is the owner of 80% legal and beneficial interest in certain primary mining and prospecting licenses located in the Handeni area of Tanzania represented as Handeni 84.97 (the "Underlying Property").

B. The Optionor has entered into an option agreement (the "Underlying Option Agreement") with the Optionee for an option to earn up to the Optionor's 80% legal and beneficial interest in the Underlying Property.

C. The Optionee wishes to acquire up to 100% of the Optionor's 80% interest in a portion of the Underlying Property (the portion of Underlying Property is defined herein as the "Property" as further described in Schedule "A" attached hereto) and the Optionor has agreed to grant to the Optionee the right to, at the sole discretion of the Optionee, to acquire directly up to a 100% of the Optionee's 80% legal and beneficial interest in the Property on the terms and conditions as provided for herein.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of CDN$10.00 paid by each of the parties hereto to the other, the receipt of which is hereby acknowledged, and the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. GRANT OF OPTION AND CONSIDERATION

1.1 **Grant.** The Optionor does hereby give and grant unto the Optionee the sole and exclusive option (the "Option") which may be exercised at the sole discretion of the Optionee to acquire an undivided **100%** of the Optionee's **80%** legal and beneficial interest in and to the Property (the "Interest") free and clear of all encumbrances for the full price and consideration of payment to the Optionor of the sum of **$3,150,000** (the "Payment"), the expenditure by the Optionee of a total of **$3,500,000** in exploration work on the Property (the "Work") and the issuance to the Optionor of **30,000,000 common shares** of $0.001 par value in the capital stock of the Optionee as constituted as of January 11th, 2011 (the "Shares"), as set out in sections 1.2, 1.3, 1.4 and 1.5 respectively. Upon the completion of the Payments, the payment of the Shares and the completion of the Work, the Optionee may exercise the Option by delivering to the Optionor written notice of the Optionee's intention to exercise the Option.

1.2 **Payment.** The Payment shall be made to the Optionor as follows:

(a) **$75,000** upon the execution of this Agreement;

(b) **$75,000** as soon as possible after all regulatory filings have been completed any in any case no later than March 1, 2011

(c) A further payment of **$250,000** on or before 6 months after March 31, 2011;

(d) A further payment of **$500,000** on or before 12 months after March 31, 2011;

(e) A further payment of **$750,000** on or before 24 after March 31, 2011;

(f) A further payment of **$1,500,000** on or before 36 months after March 31, 2011;

1.3 **Work.** The Work on the Property shall be carried out and paid for, to a minimum value, as follows:

(a) a work program of **$500,000** on or before the first anniversary of this agreement;

(b) a further **$1,000,000** on or before the second anniversary of this agreement for development expenses

(c) a further **$2,000,000** on or before the third anniversary of this agreement for development expenses.

1.4 Any excess in the amount of Work required to be incurred by the end of a particular period may be carried forward and credited towards future cumulative aggregate Work requirements.

1.5 **Shares.** The Shares shall be issued to the Optionor as follows:

(a) **10,000,000 Shares** on or before January 31st 2011;

(b) A further **20,000,000 Shares** on or before February 14th 2011.

1.6 Should the Option Agreement not be exercised by either Party, all 30,000,000 shares as specified in Paragraph 1.1 (Grant), that have been granted to the Optionor shall be returned to the Optionee within 7 day, for cancellation.

1.7 **Allowable Work.** All expenditures, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by the Optionee in connection with the evaluation, exploration and development of the Property and any production there from, and be in the sole discretion of the Optionee and evidenced by a certificate of an officer of the Optionee or such other documents as the Optionee may in its determination provide, shall be credited towards Work, including without limitation, to the extent qualifying as aforesaid, all expenditures and costs incurred: (a) in doing geophysical, geochemical, land, airborne, environmental and geological examinations, assessments, assays, audits and surveys; (b) in line cutting, mapping, trenching and staking; (c) in searching for, digging, trucking, sampling, working, developing, mining and extracting ores, minerals and metals; (d) in conducting diamond and other drilling; (e) in obtaining, providing, installing and erecting mining, milling and other treatment plant, ancillary facilities, buildings, machinery, tools, appliances and equipment; (f) in constructing access roads and other facilities on or for the benefit of the Property or any part thereof; (g) in transporting personnel, supplies, mining, milling and other treatment plant, ancillary facilities, buildings, machinery, tools, appliances and equipment in, to or from the Property or any part thereof; (h) in paying reasonable wages and salaries (including "fringe benefits", but excluding home office costs) of personnel directly engaged in performing work on or with respect to the Property; (i) in paying assessments and contributions under applicable employment legislation relating to workers' compensation and unemployment insurance and other applicable legislation relating to such personnel; (j) in supplying food, lodging and other reasonable needs for such personnel; (k) in obtaining and maintaining any insurance; (l) in obtaining legal, accounting, consulting and other contract and professional services or facilities relating to work performed or to be performed hereunder; (m) in paying any taxes, fees, charges, payments and rentals (including payments made in lieu of assessment work) or otherwise incurred to transfer the Property or any part thereof or interest therein pursuant to this Agreement and to keep the Property or any part thereof in good standing; (n) in paying goods and services tax and social services tax and all other taxes charged on expenditures made or incurred by the Optionee relating directly or indirectly to the Property; (o) in acquiring access and surface rights to the Property; (p) in carrying out any negotiations and preparing, settling and executing any Agreements and other documents relating to environmental or indigenous peoples' claims, requirements or matters; (q) in obtaining all necessary or appropriate approvals, permits, consents and permissions relating to the carrying out of work, including environmental

permits, approvals and consents; (r) in carrying out reclamation and remediation; (s) in improving, protecting and perfecting title to the Property or any part thereof; (t) in carrying out mineral, soil, water, air and other testing; (u) in preparing engineering, geological, financing, marketing and environmental studies and reports and test work related thereto; (v) in preparing one or more Feasibility Studies including any work and reports preliminary or supplementary thereto; (w) all mine development expenses incurred in furtherance of implementing the one of more feasibility studies; and (x) a charge for management supervision and administrative services of the Optionee equal to 15% of total Work.

1.8 **Cash in Lieu of Work**. If the Optionee fails or elects not to incur all or any of the Work by the end of a period as set out in section 1.3 herein, the Optionee may, not less than 15 days prior to the date by which the Work was to be completed, pay the Optionor an amount equal to the Work not being incurred. Any payment so made shall be deemed to have been Work duly and properly incurred in an amount equal to that of the payment made in lieu thereof.

1.9 **Shares Subject to Hold Period.** Upon issuance the Shares shall be subject to such hold periods or other restrictions on transfer as may be required by applicable securities legislation and the policies of the Exchange.

1.10 **Adjustment to Shares.** Should the Optionee at any time consolidate or subdivide its outstanding common shares into a lesser or greater number of shares, the number of Shares to thereafter be issued shall be proportionately reduced or increased, as the case may be.

1.11 **Net Smelter Return.** Pursuant to the Underlying Agreement, upon the Optionee earning its 100% interest in the Optionor's 80% legal and beneficial interest in the Property, the Optionor shall be entitled to a 3% net smelter return royalty (the "NSR Royalty") on the production from the Property, calculated and paid in accordance the terms and conditions as set out in the more particularly described in Schedule "B" attached hereto.

2. TRANSFER OF TITLE

2.1 Upon completion of the exercise of the Option for the Interest, the Interest shall be deemed to vest in the Optionee. The Optionor shall exercise the Underlying Option upon or prior to the exercise of the Option by the Optionee and request the Optionor to apply for a separate Prospecting License or such other legally defined permit or instrument that is specific to the area of the Property and acceptable to regulatory bodies (the "Separate Permit") for the Property. Upon the issuance of the Separate Permit, the Optionor shall deliver to the Optionee a duly executed transfer in register able form in favor of the Optionee, of 100% interest in the Optionor's 80% of the legal and beneficial right, title and interest in and to the Property free and clear of all encumbrances, which the Optionee shall be entitled to register against title to the Property. Until the completion of such registration, the Optionor shall be deemed to hold title thereto in trust for the benefit of the parties in accordance with the provisions of this Agreement.

2.2 If by some action or failure of action or failure of disclosure by the Optionor, the Optionee is unable to obtain the necessary permits or license, this Agreement shall be null and void and all grants of stock issued pursuant to this agreement shall be returned to the Optionee for cancellation.

3. JOINT VENTURE

3.1 **Creation of Joint Venture.** Upon the vesting of the Interest in the Optionee, the Optionor shall be deemed to have assigned its interest in any joint venture with SUN or the Optionor, as the case may be, formed in accordance with the Underlying Agreement (the "Joint Venture") for the further exploration and development of the Property and any operation of the Property as a mine.

4. OPTIONOR'S REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 **Representations and Warranties.** The Optionor represents and warrants to the Optionee as follows:(a) The Optionor has a contractual right to earn up to a 100% legal and beneficial interest of the Optionor's 80% interest in the Property subject to the NSR Royalty pursuant to the Underlying Option Agreement.

(b) The Property and the Optionor's interest therein are free and clear of any and all encumbrances (including, without limitation, any order or judgment relating to the Property or any legal proceedings in process, pending or threatened which might result in any such order or judgment), royalties or other payments in the nature of a rent or royalty, or other interests of whatsoever nature or kind, recorded or unrecorded, except for the NSR Royalty pursuant to the Underlying Option Agreement.

(c) The Underlying Option Agreement is and shall be in good standing now and at the time of the exercise of the Option.

(d) That it has the right and authority to enter into this Agreement and to carry out the terms and conditions contained herein and upon the exercise of the Option for the Interest, to transfer the Interest to the Optionee free and clear of all encumbrances.

(e) None of the execution or delivery hereof or the performance by the Optionor of its obligations hereunder will cause default under, or conflict with, any provisions of any agreements to which the Optionor is a party.

(f) That the Property has been properly located and recorded and is in good standing in accordance with the laws of Tanzania until the dates set out in Schedule "A" hereto.

(g) The Optionor have complied with all laws in effect in the jurisdiction in which the Property is located with respect to the Property, including without

limitation all environmental laws.

(h) The Optionor is duly incorporated and validly existing and in good standing under the laws of the Republic of Tanzania and have all necessary corporate power to own its assets.

(i) The Optionor is not aware of any actions, suits or proceedings, judicial or administrative pending or threatened by or against it or affecting the title to or exclusive possession and use of its assets at law or in equity, or before or by any federal, provincial, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(j) The Optionor is not a party to any material contract except this Agreement and the Underlying Option Agreement.

(k) The Optionor has filed with appropriate taxation authorities, federal, state, provincial and local, all returns, reports and declarations which are required to be filed by it and has paid all taxes which have become due and no taxing authority is asserting or has, to the knowledge of Optionor threatened to assert, or has any basis for asserting against the Optionor any claim for additional taxes or interest thereon or penalty.

(l) The execution of this Agreement will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto.

4.2 Covenants. The Optionor covenants with the Optionee as follows:

(a) That no person, firm or corporation, will be granted any option or right, or any right capable of becoming an option, to the Property during the currency of this Agreement.

(b) That the Optionor will not do any act or thing which would or might in any way adversely affect the rights of the Optionee hereunder.

(c) That at the cost and expense of the Optionee, the Optionor will provide such reasonable assistance to the Optionee as the Optionee may request in making application to effect or obtain any permit, lease, license or concession as may be reasonably required by the Optionee to explore or develop the Property and bring it into production.

(d) That the Optionor make available to the Optionee and its representatives all records and files in the possession of the Optionor relating to the Property and permit the Optionee and its representatives at its own expense to take abstracts therefrom and make copies thereof.

(e) That the Optionor will promptly provide the Optionee with any and all notices and correspondence received by the Optionor from government

4.3 **Survival.** The representations and warranties of the Optionor hereinbefore set out are conditions on which the Optionee has relied in entering into this Agreement, are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of the Optionee as to the accuracy of such representations and warranties, survive the closing of the transactions contemplated hereby and the acquisition of any interest in the Property hereunder and the Optionor shall indemnify and save the Optionee harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement.

5. OPTIONEE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties. The Optionee represents and warrants to the Optionor as follows.

(a) That it is a company duly incorporated under the laws of the State of Nevada

(b) That it has the right and authority to enter into this Agreement and to carry out the terms and conditions contained herein.

(c) Upon the expiry of the hold periods or restrictions on transfer of the Shares set out in section 1.8 herein, the Shares will be freely tradable through the facilities of the Exchange.

(e) Its financial statements have been filed in compliance with the continuous disclosure requirements of applicable securities legislation, have been prepared in accordance with United States generally accepted accounting principles, accurately reflect the financial position and all material liabilities (accrued, absolute, contingent or otherwise) of the Optionee as at the date thereof and no adverse material changes in the financial position of the Optionee have taken place since the date thereof, save in the ordinary course of the Optionee's business.

(f) Upon issuance, the Shares will be validly issued as fully paid and non-assessable shares in the capital of the Optionee.

5.2 **Covenants.** The Optionee covenants with the Optionor as follows:

(a) That during the currency of this Agreement it will maintain the Property in good standing and record as assessment work against the Property all Work that is eligible to be recorded as assessment work, except that in respect of any cash payments to the Optionor in lieu of work, the Optionor agrees to forward that portion of such payment to the applicable regulatory authorities to keep the Property in good standing. Prior to any of the mineral claims forming the Property expire during the term of this Agreement, the Optionee hereby undertakes to have a mining lease executed with respect to such claims in favour of the Optionor, pursuant to the applicable mining laws and regulations.

(b) That it will carry out operations on the Property in a careful and miner-like manner and in accordance with recognized engineering practices and in full conformity with all applicable mining laws and regulations of Tanzania.

(c) That it will promptly pay all accounts of any nature and kind for wages, supplies, workers' compensation assessments and all other accounts and indebtedness incurred by it on the Property so that no lien can arise thereon or upon the minerals contained therein.

(d) That if the Option is terminated pursuant to section 10.1 or 10.2, it will furnish to the Optionor copies of all maps, plans, reports, assays and other technical data whatsoever pertaining to the work carried on by it upon the Property together with all samples taken from the Property as may then be in its possession or available to it and all minerals and other material referred to in section 6.4 which have not been sold.

(e) That within 30 days of the end of each calendar quarter it will provide the Optionor with a written report detailing the nature of and amount spent on Work carried out and any mineral samples recovered for testing purposes from the Property during the calendar quarter, the evidence thereof pursuant to section 1.5 and the results thereof.

5.3 **Notify of Pending Lapse of Claims.** If during the currency of this Agreement the Optionee does not intend to renew any mineral claim (the "Lapsing Claim") included in the Property, the Optionee shall, at least 90 days prior to the lapse date of the Lapsing Claim, notify the Optionor of its intention to let the Lapsing Claim lapse. If the Optionee then allows the Lapsing Claim to lapse, the Optionee shall not acquire a Property Interest which includes any portion of the area covered by the Lapsing Claim for a period of five years from the lapse date of the Lapsing Claim. If the Optionee does not provide the Optionor with notice of its intention to allow a claim to lapse within the aforementioned 90 day period, it will be deemed to have agreed to renew such claim.

5.4 **Survival.** The representations and warranties of the Optionee hereinbefore set out are conditions on which the Optionor has relied in entering into this Agreement, are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of the Optionor as to the accuracy of such representations and warranties, survive the closing of the transactions contemplated hereby and the acquisition of any interest in the Property hereunder and the Optionee shall indemnify and save the Optionor harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement.

6. OPERATOR

6.1 **Optionee to be Operator.** During the currency of this Agreement, the Optionee shall manage the Work and the day to day exploration activities on the Property.

6.2 Right of Entry. Forthwith upon receipt of Exchange approval pursuant to section 14.1 herein, the Optionee shall be entitled to quiet possession of the Property, and during the currency of this Agreement the Optionee shall be entitled to, without limitation, enter upon the Property to erect buildings and install machinery thereon and to explore and develop the Property in such manner as it sees fit.

6.3 Optionee's Rights. The Optionee shall have the full right, power and authority to do everything necessary or desirable in connection with the exploration and development of the Property and with the Work, including without limitation the right, power and authority to.

(a) regulate access to the Property, subject only to the right of the Optionor and its representatives as provided for in Article 8; and

(b) employ and engage such employees, agents and independent contractors as it may consider necessary or advisable to carry out the Work and its duties and obligations hereunder.

6.4 **Entitlement to Material from Property.** During the currency of this Agreement, the Optionee shall be entitled to retain possession of all minerals, including without limitation gold, and other material found on or removed from the Property. Before the Optionee has earned its interest in the Property, it will be permitted to take samples from the Property for testing purposes. Any minerals found on the Property or through testing before the Optionee has earned its interest shall remain the property of the Optionee.

7. INDEMNITY

The Optionee agrees hereby to save the Optionor harmless from all claims, demands, damages and liabilities of whatsoever kind or character asserted by any person or persons on account of damage to property or injury to or death of any person occurring on or about the Property by the Optionee, unless such damage, injury or death was caused by the fault of the Optionor.

8. INSPECTION BY OPTIONOR

8.1 Inspection of Property. The Optionee shall permit the Optionor, or its representatives duly authorized in writing, to visit and inspect the Property at all reasonable times and intervals, and data obtained by the Optionee as a result of its operations thereon, provided always that the Optionor or its representatives shall abide by the rules and regulations laid down by the Optionee relating to matters of safety and efficiency in its operations and, notwithstanding Article 7 herein, the Optionee shall be under no liability to the Optionor or its representatives for any personal injury, including death, or any damage to property other than such as might be occasioned by or through any negligence or wilful default on the part of the Optionee, its servants or agents.

8.2 Audit of Optionee's Records. During the currency of this Agreement, the Optionor or its representatives duly authorized in writing shall, upon reasonable notice to the Optionee and at the Optionor's own expense, be entitled to audit the books, records and accounts of the Optionee which contain information relevant to the Property and the operations of the Optionee thereon.

9. FORCE MAJEURE

9.1 If at any time after execution of this Agreement the Optionee should be delayed in or prevented from performing any of the terms, covenants or conditions of this Agreement by reason of fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in power or transportation of supplies, strikes, lockouts, wars, acts of God, Government regulation or interference, including, but without restricting the generality of the foregoing, forest closures, or any other cause beyond the control of the Optionee, except lack of monies, then and in every event, any such failure on the part of the Optionee to so perform shall not be deemed to be a breach of this Agreement and the time within which the Optionee is obliged to comply with any such term, covenant or condition under this Agreement shall be extended by the total period of all such delays, provided that in order that the provisions of this paragraph may be operative, the Optionee shall give notice in writing to the Optionor forthwith and as often as it is so delayed or prevented and shall set out in such notice particulars of the cause thereof and the day upon which the same arose, and shall give like notice forthwith following the date that such cause ceased to exist.

9.2 Payments: Notwithstanding the foregoing, the provisions of this Article 9 shall not apply to the Optionee's payment of the Payment as provided for in section 1.2 herein.

9.3 Work Commitments: In the event that a Force Majeure delay in the completion of the Work prescribed under section 1.3 herein exceeds a period of two years, the Optionee, in lieu of carrying out Work as provided for in section 1.3, shall pay to the Optionor any monies not previously expended as a scheduled work commitment. Such payments will be due and payable by the Optionee on those dates which are two years following the dates prescribed in section 1.3 herein and shall be deemed to have been Work duly and properly incurred in an amount equal to the payment made in lieu thereof.

10. TERMINATION

10.1 Abandonment by Optionee. The Optionee may at any time abandon the Option by written notice to the Optionor, and if the Optionee so abandons the Option this Agreement shall be null and void for all purposes and no further obligations shall arise there-under except for the Optionee's covenant as provided for in section 5.2(d), 7 and 10.4.

10.2 Termination for Default. If the Optionee is in default of any of its obligations hereunder or has not made a Payment, carried out Work or issued Shares within the time provided for in Article 1 (collectively, a "Default") the Optionor may immediately or at any time give written notice to the Optionee of such Default, and the Optionee shall then have a period of 30 days to remedy such Default. If the Optionee does not remedy the Default within the 30 days aforesaid, this Agreement shall, at the Optionor's option and upon written notice to

the Optionee, terminate forthwith.

10.3 Liability upon Termination. Upon termination of this Agreement the Optionee shall cease to be liable to the Optionor save for the performance of those of its covenants, including section 5.2, 5.3, and 7 herein, which theretofore should have been performed or which survive termination of this Agreement.

10.4 Vacating Property upon Termination. Upon termination of this Agreement for any reason other than for exercise of the Option, the Optionee shall vacate the Property within a reasonable time after such termination. The Optionee shall remove any buildings, plant, machinery, equipment, tools, appliances, supplies and other chattels and fixtures from the Property which may have been brought upon the Property by the Optionee and shall reclaim and restore the Property in accordance with applicable environmental laws, and the Optionee shall have the right of access to the Property therefore for a period of 12 months from the date of termination.

11. CONFIDENTIALITY

11.1 **Confidential Information.** All information with respect to this Agreement or the Property or any matters arising there-from ("Confidential Information") shall be treated as confidential by the parties hereto and not be disclosed to any third party without the previous written consent of the non-disclosing party, such consent not to be unreasonably withheld.

11.2 **Disclosure to Purchaser.** Notwithstanding section 11.1, if a party contemplates selling or assigning its interest, it shall have the right to disclose to a prospective purchaser any part of the Confidential Information reasonably necessary to facilitate the sale or assignment of its interest if it first obtains an agreement in writing from the prospective purchaser, and furnishes a copy of such agreement to the other party, that the prospective purchaser shall not disclose to any person or entity any of the Confidential Information furnished to it.

11.3 **Disclosure to Advisors.** Notwithstanding section 11.1, the parties shall have the right to disclose Confidential Information, in strict confidence, to their attorneys or financial and mining consultants.

11.4 **Required Disclosure.** This Article 11 does not apply to any disclosure which may be required by law or any securities regulatory authorities.

12. GENERAL

12.1 **Subject to Exchange Approval.** This Agreement and the Optionee's performance of its covenants hereunder is subject to approval of regulatory authorities where necessary.

12.2 **Option Only**. This Agreement is an option only and not a contract of purchase and sale, and neither the doing of anything nor the postponement of the doing of anything shall be construed as obligating the Optionee to do anything further under this Agreement.

12.3 **Time of the Essence**. Time shall be of the essence of this Agreement.12.4 **Notices**. Any notice or other communication required or contemplated under this Agreement to be

given by one party to the other shall be delivered, telecopy or mailed by prepaid registered post to the party to receive same at the under noted address, namely:

the Optionee:	**Alaska Pacific Energy Corp.** 2005Costa Del Mar Road Carlsbad California 92009 Fax No. 604-274-1575
the Optionor:	**SUNDANCE GOLD LTD.** Suite 400, 455 Granville Street, Vancouver, BC V6C 1T1 Fax No. 604 682.3600

Any notice delivered or telecopy shall be deemed to have been given and received on the business day next following the date of delivery. Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, provided that if between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

12.5 **Further Assurances.** Each of the parties hereto agrees to execute such further and other deeds, documents and assurances and do such further and other acts as may be necessary to carry out the true intent and meaning of this Agreement fully and effectually.

12.6 **Interpretation**. Wherever the singular or masculine is used throughout this Agreement, the same shall be read as the plural, feminine or body corporate as the context may require. The captions and emphasis of the defined terms have been inserted for convenience only, and do not define the scope of any provision.

12.7 **Choice of Law**. This Agreement shall be construed in accordance with the laws of the State of Nevada.

12.8 **Severability**. If any one or more of the provisions contained herein should be held to be invalid, unenforceable or illegal in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12.9 **Entire Agreement**. This Agreement shall constitute the entire agreement between the parties hereto with respect to the Property, and the terms hereof shall take precedence over the terms of any previous agreements, either oral or written, between the Optionee and the Optionor. The recitals and schedules hereof form part and are incorporated by reference into this Agreement.

12.10 **Registration of Agreement**. The parties hereto acknowledge the right and privilege of the Optionor or the Optionee to file, register or otherwise deposit a copy of this Agreement in the appropriate recording office for the jurisdiction in which the Property is located, or with any

other governmental agencies, to give third parties notice of this Agreement, and hereby agree, each with the other, to do or cause to be done all acts or things reasonably necessary to effect such filing, registration or deposit.

12.11 **Enurement.** This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective successors at law and assigns.

12.12 **Counterparts.** This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF the parties hereto have executed these presents the day and year first above written.

Alaska Pacific Energy Corp.

Per: ______________________________
Authorized Signatory

SUNDANCE GOLD LTD.

Per: ______________________________
Authorized Signatory

SCHEDULE "A"

SCHEDULE "B"

NET SMELTER RETURN

For the purposes of this Schedule "B" and of calculating the amount of royalty payable hereunder:

(a) "net smelter return" – means that amount of money actually received from the sale of the ores mined from the Property or from the sale of the concentrates or other products derived there from, less all costs or expenses incurred with respect to freight, trucking or handling of ores, concentrates or other products ex headframe in the case of ores and ex mill or other treatment facility in the case of concentrates or other products;

(b) "Operator" – means the party responsible for the carrying on of the operations relating to the Property, which shall be the Optionee under the Agreement to which this Schedule "B" is annexed thereto;

(c) "Owner" – means the person or persons that own an interest in the Property as at the relevant time including, without limitation, the Operator if the Operator has such an interest;

(e) "Recipient" – means the party or parties that are from time to time entitled to be paid the royalty hereunder;

(f) "year" – means the calendar year and a reference to a subdivision of a year means a reference to the relevant subdivision of a calendar year;

(g) those terms defined in the Agreement of which this Schedule "B" is part shall have the same meanings as so defined (save as otherwise provided in this Schedule "B").

2. All calculations and computations relating to the royalty shall be carried out in accordance with generally accepted accounting principles and good mining practice.

3. Subject to the provisions hereof, the amount of royalty payable to the Recipient hereunder shall be calculated by the Operator as at the end of each quarter and shall be payable to the Recipient on or before the 15th day of the next following quarter; provided, however, that the Operator shall deduct from royalty otherwise payable the amount of any advance royalty paid pursuant to the annexed agreement until such time as the aggregate amount of the advance royalty so paid has been so deducted. It is understood and agreed between the parties that no royalty shall be payable in regard of any forward selling or hedging transaction carried out by the Operator.

4. With each payment of royalty, the Operator shall deliver to the Recipient a statement indicating the nature of the payment being made, if any, the manner in which it was

determined and, as at the date of such calculation, the aggregate amount of advance royalty (if any) paid and not deducted hereunder. If no royalty is payable in any quarter, the Operator shall deliver a statement accordingly. Within 90 days after the end of each year in which royalty is payable, or save for deduction of advance royalty previously paid would be payable, the Operator shall deliver to the Recipient a certificate confirming the determination of the amount of royalty paid or otherwise payable during the said year.

5. The Operator shall keep separate accounts relating to its operations hereunder and, upon the prior written request of the Recipient, duly authorized representatives of the Recipient may have access to such accounts for the purpose of confirming any information contained in a statement delivered to the Recipient pursuant to the provisions of paragraph 4 hereof; provided, always, that such access shall not interfere with the affairs of the Operator. The Recipient shall have the right to make copies of or take extracts from such accounts (but only for his own use).

6. In case of difference between what was paid as royalty in the corresponding quarter as confirmed in the certificate mentioned in paragraph 4 above, the Recipient shall complain to the Operator in writing explaining the reason of the difference and the Operator shall have 15 days after receiving the complaint to answer and support his calculations, otherwise it shall pay the difference between what it paid and the amount determined by the Recipient. In case the difference continue, the parties shall, within the following 15 days after the end of the first period for the Operator to answer Recipient, appoint an arbitrator under the under the Rules of the British Columbia International Commercial Arbitration Centre to determine the final amount of royalties payable during the disputed quarter. The expenses and fees of the arbitrator shall be borne by the Recipient if the decision reached hereunder does not increase the paid royalties to the Recipient in more than 1%, and otherwise by the Operator. Unless the Recipient complains to the Operator within 30 days of the receipt of the royalty, the payment and amount of the royalty shall conclusively be deemed to be correct and the Recipient shall have waived its right to challenge such payment.

7. (a) For the purpose of calculating the amount of royalty payable to the Recipient hereunder only, if any one or product derived from one mined from the property is retained by the Operator or Owner or sold to a company associated with the Operator or Owner, and if the sale price of such product is not negotiated on an arm's length basis, the Operator shall, for the purposes of calculating net smelter return available to pay the royalty hereunder only and notwithstanding the actual amount of such sale price, add to any moneys actually received with respect to such sale an amount which the Operator considers sufficient, to make the same represent a reasonable sale price for such product as if negotiated at arm's length

(b) The Operator shall by notice inform the Recipient of the quantum of such reasonable sale price and, if the Recipient does not object thereto within 45 days after receipt of such notice, said quantum shall be final and binding for the purposes of this paragraph 6.

(c) If the Recipient objects to such quantum by notice delivered to the Operator within the said 45 days, then the quantum of such reasonable sale price shall be decided by arbitration as follows: the Recipient shall nominee one arbitrator and shall notify the

Operator of such nomination and the operator shall, within 45 days after receiving such notice, nominate an arbitrator and the two arbitrators shall select an umpire to act jointly with them. If the said arbitrators shall be unable to agree in the selection of such umpire, the umpire shall be a person designated by the President or any Vice-President of the Canadian Institute of Mining and Metallurgy, provided that such person is not an employee of the Owner or any company affiliated with the Owner. The umpire shall fix the time and place for the purpose of hearing such evidence and representations as either or the parties hereto may present and, subject to the provisions hereof, the decision of the arbitrators and umpire, or any two of them, in writing shall be binding upon the parties hereto. The said arbitrators and umpire shall, after hearing any evidence and representations that the parties may submit, make their award, reduce the same to writing and deliver one copy thereof to each of the parties hereto. The majority of the umpire and arbitrators may determine any matters of procedure for the arbitration not specified herein. If the Operator fails within the said 45 days to nominate an arbitrator, then the arbitrator nominated by the Recipient may proceed alone to determine the dispute in such manner and at such time as he shall think fit and his decision shall, subject to the provisions hereof, be binding upon the parties hereto.

(d) The expense of the arbitration shall be paid by de Recipient if the decision reached hereunder does not increase such quantum by more than a 1% of the quantum set forth in the notice hereinbefore referred to and otherwise by the Operator. Insofar as they do not conflict with the provisions hereof, the Rules for the Conduct of Arbitrations of the Arbitrators Institute of Canada Inc., as amended or replaced from time to time, shall be applicable. Appeal from the decision of the arbitrators shall be in accordance with the provisions of the said Rules.